Exhibit 99.1

Revolution II WI Holding Company, LLC and Subsidiaries

(A Delaware Limited Liability Company)

Consolidated Financial Statements

As of and for the Year Ended December 31, 2023

REVOLUTION II WI HOLDING COMPANY, LLC AND SUBSIDIARIES

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

INDEPENDENT AUDITOR’S REPORT	3-4

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheet as of December 31, 2023	5

Consolidated Statement of Operations for the year ended December 31, 2023	6

Consolidated Statement of Changes in Members’ Equity for the year ended December 31, 2023	7

Consolidated Statement of Cash Flows for the year ended December 31, 2023	8

Notes to Consolidated Financial Statements	9-24

Independent Auditor’s Report

Members of Management

Revolution II WI Holding Company, LLC

Oklahoma City, Oklahoma

Opinion

We have audited the consolidated financial statements of Revolution II WI Holding Company, LLC and its subsidiaries (the “Company”), which comprise the consolidated balance sheet as of December 31, 2023, and the related consolidated statement of operations, changes in members’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO USA, P.C.

Houston, TX

April 29, 2024

REVOLUTION II WI HOLDING COMPANY, LLC AND SUBSIDIARIES

(A Delaware Limited Liability Company)

CONSOLIDATED BALANCE SHEET

ASSETS

December 31, 2023
($ in thousands)
Current Assets
Cash	$2,738
Accounts receivable:
Oil and gas	9,105
Joint interest billings and other	2,087
Inventory	4,510
Derivative assets	597
Prepaid and other current assets	8,022
Total Current Assets	27,059
Long- Term Assets
Oil and gas properties, successful efforts method	149,927
Less: Accumulated depletion, depreciation and amortization	(37,918)
Oil and gas properties, net	112,009

Derivative assets	32
Other assets	1,672
Total Assets	$140,772

LIABILITIES AND MEMBERS' EQUITY

Current Liabilities
Accounts payable	$5,089
Revenue payable	7,023
Accrued liabilities	4,993
Derivative liabilities	7,655
Asset retirement obligation	219
Other current liabilities	619
Total Current Liabilities	25,598
Long- Term Liabilities
Debt	52,500
Asset retirement obligation	23,553
Derivative liabilities	3,338
Other long-term liabilities	326
Total Liabilities	105,315

Commitments and Contingencies (Note 9)
Members' Equity	35,457
Total Liabilities and Members' Equity	$140,772

The accompanying notes are an integral part of these consolidated financial statements.

REVOLUTION II WI HOLDING COMPANY, LLC AND SUBSIDIARIES

(A Delaware Limited Liability Company)

CONSOLIDATED STATEMENT OF OPERATIONS

Year ended December 31, 2023
($ in thousands)
Revenues
Oil sales	$49,363
Natural gas sales	4,918
Natural gas liquids sales	23,707
Other income	1,511

Total Revenues	79,499

Costs and Expenses
Production costs	29,577
Production taxes	4,291
Exploration expense	23
Depletion, depreciation, amortization and accretion	12,941
Loss on divestiture of oil and gas properties	56,803
General and administrative	365
Other	47

Total Costs and Expenses	104,047

Operating Loss	(24,548)

Other Income (Expense)
Gain on investment in Revolution II NPI Holdings Co	3,162
Interest expense	(6,582)
Gain on derivatives, net	15,001
Other income, net	35

Total Other Income	11,616

Net Loss	$(12,932)

The accompanying notes are an integral part of these consolidated financial statements.

REVOLUTION II WI HOLDING COMPANY, LLC AND SUBSIDIARIES

(A Delaware Limited Liability Company)

CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ EQUITY

Total Members' Equity
($ in thousands)
Balance at December 31, 2022	$71,818

Distributions to members	(23,429)

Net Loss	(12,932)

Balance at December 31, 2023	$35,457

The accompanying notes are an integral part of these consolidated financial statements.

REVOLUTION II WI HOLDING COMPANY, LLC AND SUBSIDIARIES

(A Delaware Limited Liability Company)

CONSOLIDATED STATEMENT OF CASH FLOWS

Year ended December 31, 2023
($ in thousands)
Cash Flows from Operating Activities
Net Loss	$(12,932)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	12,941
(Gain) on derivatives, net	(15,001)
Settlements on derivatives	(27,269)
Amortization of deferred financing costs	484
Loss on divestiture	56,803
(Gain) on investment in Revolution II NPI Holding Co	(3,162)
Other	(282)
Decrease in assets:
Accounts receivable	12,934
Inventory	130
Other assets	1,125
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	5,836
Revenue payable	(8,229)
Other liabilities	(2,581)
Net cash provided by operating activities	20,797
Cash Flows from Investing Activities
Additions to oil and gas properties	(37,821)
Distribution from Revolution II NPI Holding Co	47,522
Proceeds from disposition of assets	30,960
Additions to other property and equipment	(423)
Net cash provided by investing activities	40,238
Cash Flows from Financing Activities
Distributions to members	(23,429)
Advances on long-term credit facility	17,000
Payments on long-term credit facility	(59,500)
Debt issuance costs	(86)
Net cash used in financing activities	(66,015)
Net decrease in cash	(4,981)
Cash at beginning of period	7,719
Cash at end of period	$2,738
Supplemental Cash Flow Information
Cash paid for interest	$5,761
Supplemental Disclosure of non-cash investing activities
Change in payables related to capital	$(2,885)

The accompanying notes are an integral part of these consolidated financial statements.

REVOLUTION II WI HOLDING COMPANY, LLC AND SUBSIDIARIES

(A Delaware Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND BUSINESS

Revolution II WI Holding Company, LLC (the “Company”) and its subsidiaries own and operate oil and natural gas properties in Oklahoma. The Company was established as a Delaware limited liability company on November 12, 2019 for the purpose of acquiring and developing interests in oil and natural gas properties.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidations.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable — Accounts receivable is primarily comprised of receivables from oil, natural gas, and natural gas liquids (“NGL”) purchasers and joint interest owners on properties the Company operates. Accounts receivable from the sale of oil, natural gas and NGLs is based on estimates of the volumetric sales and prices the Company believes it will receive. The Company had an allowance of approximately $0.6 million for expected credit losses at December 31, 2023.

Inventory — The Company’s inventory represents tangible assets such as drilling pipe, tubing, casing and operating supplies used in the Company’s future drilling program or repair operations. The Company accounts for its inventory using the first-in, first-out method and is valued at the lower of cost or net realizable value.

Derivative Instruments — The Company has elected not to designate its derivatives as hedging instruments. As such these derivatives are reported in the accompanying consolidated balance sheet at fair value and changes in fair value of these derivatives are recognized immediately in current period earnings.

Oil and Gas Properties — The Company follows the successful efforts method of accounting for its oil and natural gas properties. Under this method, exploration costs, other than the costs of drilling exploratory wells, are charged to expense as incurred. Costs that are associated with the drilling of successful exploration wells are capitalized if proved reserves are found. Lease acquisition costs are capitalized when incurred. Costs associated with the drilling of exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of certain non–producing leasehold costs are expensed as incurred. The costs of all development wells and related equipment used in the production of oil and natural gas are capitalized.

Sales proceeds are credited to the carrying value of the properties and no gains or losses are recognized upon the disposition of proved oil and natural gas properties except in transactions such as the significant disposition of an amortizable base that significantly affects the unit–of–production amortization rate.

The capitalized costs of producing oil and natural gas properties (including plugging, abandonment, and site restoration costs) are charged to expense as depreciation, depletion, and amortization using the units–of–production method based on the ratio of current production to estimated total net proved oil and natural gas reserves as estimated by independent petroleum engineers. Proved developed reserves are used in computing unit rates for drilling and development costs and total proved reserves are used for depletion rates of acquisition and leasehold costs.

The Company reviews its proved oil and natural gas properties for impairment whenever events or changes in circumstances indicate that the carrying amounts of such properties may not be recoverable. The determination of recoverability is made based upon estimated undiscounted future net cash flows. The amount of impairment loss, if any, is determined by comparing the fair value, as determined by a discounted cash flow analysis, with the carrying value of the related asset. There was no impairment expense recorded for the year ended December 31, 2023.

Unproved oil and natural gas properties are assessed periodically on a property–by–property basis, and any impairment in value is recognized. There was no impairment expense recorded for the year ended December 31, 2023.

The components of the Company’s oil and natural gas properties are presented below:

December 31, 2023
($ in thousands)
Oil and gas properties:
Proved	$146,521
Unproved	3,406
Less: accumulated depreciation, depletion and amortization	(37,918)
Total oil and gas properties, net	$112,009

Asset Retirement Obligations — Asset retirement obligations (“ARO”) represent the future abandonment costs of tangible assets, such as wells, service assets and other facilities. The Company records an ARO and capitalizes the asset retirement cost in oil and natural gas properties in the period in which the retirement obligation is incurred based upon the estimated fair value of the obligation to perform site reclamation, dismantle facilities, or plug and abandon wells. After recording these amounts, ARO is accreted to its future estimated value using an assumed cost of funds, and the additional capitalized costs are depreciated on a unit–of–production basis. If ARO is settled for an amount other than the recorded amount, a gain or loss is recognized.

Revenue Recognition — Revenue is measured based on a consideration specified in a contract with a customer, and excludes any amounts collected on behalf of third parties. The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product or service to a customer. The Company generally considers the delivery of each unit (Bbl or MMBtu) to be separately identifiable and represents a distinct performance obligation that is satisfied at a point-in-time once control of the product has been transferred to the customer upon delivery to an agreed upon delivery point. Transfer of control typically occurs when the products are delivered to the purchaser, and title has transferred.

The Company uses practical expedients permitted by Accounting Standards Codification (“ASC”) 606 when applicable. These practical expedients included:

•	Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer, are excluded from revenue;

•	The Company recognizes the incremental cost of obtaining contracts as an expense when incurred if the amortization period of the assets that the Company otherwise would have recognized is one year or less. These costs are included in General and administrative expenses;

•	For product sales that have a contract term greater than one year, the Company has utilized the practical expedient in ASC 606, which states that a company is not required to disclose the transaction price allocated to remaining performance obligations if the variable consideration is allocated entirely to a wholly unsatisfied performance obligation. Under the Company’s product sales contracts, each unit of product delivered to the customer represents a separate performance obligation; therefore, future volumes are wholly unsatisfied, and disclosure of the transaction price allocated to remaining performance obligations is not required; and

•	For product sales that have a contract term of one year or less, the Company has utilized the practical expedient in ASC 606, which states that a company is not required to disclose the transaction price allocated to remaining performance obligations if the performance obligation is part of the contract that has an original expected duration of one year or less.

Investments —On December 21, 2022, the Company acquired 100 Series C Preferred Units in Revolution II NPI Holding Company, LLC (“Revolution II NPI Holding Co”), and affiliate of the Company, for $44.4 million. The Company’s investment was recorded utilizing the measurement alternative as there was no readily determinable fair value. The Series C Preferred Units entitle the Company to priority on distributions from Revolution II NPI Holding Co until its initial capital balance and a specified rate of return has been distributed.

In August 2023, $47.5 million was distributed from Revolution II NPI Holding Co on the Series C preferred units with a preferred return of $3.1 million, which settled the Series C preferred units.

Income Taxes — The Company is not a taxpaying entity for federal income tax purposes and, accordingly, it does not recognize any expense for such taxes. The federal income tax liability resulting from the Company’s activities is the responsibility of the Company’s members. In the event of an examination of the Company’s tax return, the tax liability of the partners could be changed if an adjustment of the Company’s income or loss is ultimately sustained by the taxing authorities. Since the Company does not have access to information regarding each member’s tax basis, the Company cannot readily determine the total difference in the basis of its net assets for financial and tax reporting purposes. There was no margin tax expense for the years ended December 31, 2023.

Financial Instruments — The Company’s financial instruments consist of cash, receivables, payables, derivatives and long–term debt. The carrying amounts of the Company’s financial instruments other than derivatives and long–term debt approximate fair value because of the short–term nature of the items. Derivatives are recorded at fair value (see Note 5 – Fair Value Measurement). The carrying value of the Company’s debt approximates fair value because the credit facility’s variable interest rate resets frequently and approximates current market rates available to the Company and is classified as Level 2 in the fair value hierarchy.

Deferred Financing Costs — Costs incurred in connection with the Company’s debt are capitalized and amortized as interest expense over the scheduled maturity period. Unamortized costs are associated with the Company’s revolving credit facility and are reflected as a component of other long-term assets in the accompanying consolidated balance sheet.

Related Party Transactions — In October 2023, the Company, entered into an agreement whereas the Company was assigned 100% member interest in Revolution Operating Company, LLC, previously an affiliate of the Company. This transaction was accounted for as a combination of entities under common control, whereby the assets and liabilities acquired were recorded at their historical carrying amounts. Revolution Operating Company, LLC did not have material assets or liabilities.

Leases — The Company enters into lease agreements to support its operations, such as office space, drilling rigs and field equipment. ASC 842 does not impact the accounting or financial presentation of the Company’s mineral leases and also does not apply to leases used in the exploration or use of oil and natural gas, including the rights to explore for those natural resources and rights to use the land in which those natural resources are contained.

The Company determines if an arrangement is a lease at the inception of the arrangement by (i) identifying any assets within the contract (ii) determining whether the Company has the right to obtain substantially all of the economic benefits from use of the asset throughout the period of use and (iii) if the Company has the right to direct how and for what purpose the identified asset is used throughout the period of use. To the extent that it is determined that an arrangement represents a lease, the lease is classified as an operating lease or a finance lease. The Company capitalizes both lease classifications on its consolidated balance sheet through a right-of-use (“ROU”) asset and a corresponding lease liability. ROU assets represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent the Company’s obligation to make lease payments arising from the lease.

Operating leases are included in other noncurrent assets, other current liabilities, and other noncurrent liabilities in the consolidated balance sheets. Operating lease ROU assets and liabilities are recognized at the commencement date of an arrangement based on the present value of lease payments over the lease term. The operating lease ROU asset also includes any lease payments made to the lessor prior to lease commencement, less any lease incentives, and initial direct costs incurred. Lease expense for operating lease payments is recognized on a straight-line basis over the lease term.

In addition, for all asset classes, the Company has made an accounting policy election not to apply the lease recognition requirements to its short-term leases (that is, a lease that, at commencement, has a lease term of 12 months or less and does not include an option to purchase the underlying asset that the Company is reasonably certain to exercise). Accordingly, the Company recognizes lease payments related to its short-term leases as expense on a straight-line basis over the lease term.

Recently Issued Accounting Standards Adopted —In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses.” The standard changes the impairment model for trade receivables, held-to-maturity debt securities, net investments in leases, loans, and other financial assets measured at amortized cost. The ASU requires the use of a new forward-looking “expected loss” model compared to the current “incurred loss” model, resulting in accelerated recognition of credit losses. The Company adopted the new standard as of January 1, 2023. The Company's policy for implementing Current Expected Credit Loss is to estimate credit losses based on historical loss experience, current conditions, and reasonable and supportable forecasts. The estimation process considers relevant factors such as borrower creditworthiness, asset type, and the economic environment. These assumptions are based on management's judgment and are regularly reviewed and updated as necessary. Trade receivables (including the allowance for credit losses) are the only financial instrument in scope for ASU 2016-13 for the Company. The adoption of this guidance did not have a material impact to the Company and did not result in a transition adjustment as of January 1, 2023.

3.	DIVESTITURE

On July 26, 2023 the Company sold its properties located in the MERGE for net proceeds of $31 million. The sale was effective January 1, 2023 and resulted in a loss on sale of approximately $56.8 million. Additionally, $5.9 million of unadjusted purchase price is held in escrow and included in Prepaid and other current assets on the consolidated balance sheet at December 31, 2023. Escrow payment of $2.3 million was released in February 2024. The remaining balance of $3.6 million will be released in July 2024.

4.	RISK MANAGEMENT

The Company’s business activities expose it to risks associated with changes in the market price of oil, natural gas and NGLs. As such, future earnings are subject to change due to changes in both the market price of oil and natural gas. The Company uses derivatives to reduce its risk of changes in the prices of oil and natural gas. The Company does not engage in speculative transactions.

As of December 31, 2023, the Company had the following open commodity contracts with the following terms:

	2024	2025
Oil swaps
Volume (mbbl)	241	96
Weighted-average price per bbl	$57.11	$50.34

Oil collars
Volume (mbbl)	385	25
Weighted-average ceiling price per bbl	$69.10	$69.00
Weighted-average floor price per bbl	$62.05	$63.00

Natural gas swaps
Volume (mmbtu)	3,590	2,262
Weighted-average price per mmbtu	$2.46	$2.54

Natural gas basis swaps
Volume (mmbtu)	4,529	N/A
Weighted-average price per mmbtu	$0.17	N/A

The Company entered into negative volume oil and natural gas fixed price swaps. These negative volume derivative contracts were entered into as a method to decrease the Company’s production covered by the derivative contracts at the lower fixed prices. Additionally, the negative volume contracts prevented the need to early terminate, or cash settle existing contracts. As of December 31, 2023, the Company had the following open negative volume swaps with the following terms:

	2024	2025
Oil swaps
Volume (mbbl)	(313)	(111)
Weighted-average price per bbl	$64.78	$63.86

Natural gas swaps
Volume (mmbtu)	(1,415)	N/A
Weighted-average price per mmbtu	$3.79	N/A

The following tables sets forth the fair values and classification of the Company’s outstanding derivatives as of December 31, 2023:

	December 31, 2023
	Gross Fair Value	Netting	Net Fair Value
		($ in thousands)
Current derivative assets	$3,249	$(2,652)	$597
Long-term derivative assets	512	(480)	32
	$3,761	$(3,132)	$629

Current derivative liabilities	$(10,307)	$2,652	(7,655)
Long-term derivative liabilities	(3,818)	480	(3,338)
	$(14,125)	$3,132	$(10,993)

5.	FAIR VALUE MEASUREMENT

The fair value hierarchy has three levels based on the reliability of the inputs used to determine fair value. Level 1 refers to fair values determined based on quoted prices in active markets for identical assets or liabilities. Level 2 refers to fair values determined based on quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration. Level 3 refers to fair values determined based on our own assumptions used to measure assets and liabilities at fair value.

Fair Value on a Recurring Basis

The following table presents the fair value hierarchy table for the Company’s assets and liabilities that are required to be measured at fair value on a recurring basis as of December 31, 2023:

	December 31, 2023
	Level 1	Level 2	Level 3	Total

		($ in thousands)
Assets
Commodity derivatives	$-	$3,761	$-	$3,761

Liabilities
Commodity derivatives	$-	$(14,125)	$-	$(14,125)

The Company’s derivatives consist of over–the–counter (“OTC”) contracts which are not traded on a public exchange. As the fair value of these derivatives is based on inputs using market prices obtained from independent brokers or determined using quantitative models that use as their basis readily observable market parameters that are actively quoted and can be validated through external sources, including third party pricing services, brokers and market transactions, the Company has categorized these derivatives as Level 2. The Company values these derivatives using the income approach using inputs such as the forward curve for commodity prices based on quoted market prices and prospective volatility factors related to changes in the forward curves. The Company’s estimates of fair value have been determined at discrete points in time based on relevant market data.

Fair Value on a Non-Recurring Basis

Assets and liabilities accounted for at fair value on a non-recurring basis include the initial recognition of ARO. The fair value of ARO is measured using valuation techniques consistent with the income approach, which converts future cash flows to a single discounted amount. Significant inputs include the estimated plug and abandonment cost per well, the estimated life per well, and the credit-adjusted risk-free rate.

6.	REVENUE RECOGNITION

Oil Sales

The Company’s oil contracts transfer physical custody and title at or near the wellhead, which is commonly when control of the oil has been transferred to the purchaser. The Company’s oil production is primarily sold under market-sensitive contracts that are typically priced at a differential to the NYMEX price. Any differentials incurred after the transfer of control of the oil are net against oil sales as they represent part of the transaction price of the contract. For its oil contracts, the Company generally records its sales based on the net amount received.

Natural Gas and NGL Sales

Most of the Company’s natural gas is sold at the wellhead or inlet to the processor’s facility, which is commonly when control of the natural gas has been transferred to the purchaser. The natural gas is sold under percentage of proceeds processing contracts. Under these contracts, the purchaser gathers the natural gas where it is produced and transports it via pipeline to natural gas processing plants where NGL products are extracted. The NGL products and remaining residue gas are then sold by the purchaser. Under the natural gas percentage of proceeds contracts, the Company receives a percentage of the value for the extracted NGLs and the residue gas.

For its natural gas processing contracts, the Company generally records its natural gas and NGL sales net of gathering, processing and transportation expenses based on a principal versus agent assessment for individual contracts.

Performance Obligations

The Company satisfies the performance obligations under its oil and natural gas sales contracts through delivery of its production and transfer of control to a customer. Upon delivery of production, the Company has the right to receive consideration from its customers in amounts that correspond with the value of the production transferred. The Company typically receives payment for oil, natural gas and NGL sales within 30 days of the month of delivery for operated properties and within 90 days of the month of delivery for non-operated properties.

The Company’s oil sales contracts are short-term in nature with a contract term of one year or less. For those contracts, the Company utilized the practical expedient in ASC 606, which provides an exemption from disclosure of the transaction price allocated to remaining performance obligations if the performance obligation is part of a contract that has an original expected duration of one year or less.

Contract Balances

The Company recognizes sales of oil, natural gas, and NGLs at a point in time when it satisfies a performance obligation and at that point the Company has an unconditional right to receive payment. Accordingly, these contracts do not give rise to contract assets or contract liabilities under ASC 606. The Company had accounts receivable related to revenue from contracts with customers of approximately $9.1 million and $21.7 million as of December 31, 2023 and 2022, respectively, which represent this unconditional right to receive payment.

Prior Period Performance Obligations

To record revenues for oil, natural gas and NGLs, the Company estimates the amount of production delivered at the end of each month and the prices expected to be received for those sales. Differences between estimated revenues and actual amounts received for all prior months are recorded in the month payment is received from the customer. For the year ended December 31, 2023, revenue recognized related to performance obligations satisfied in prior reporting periods was not material.

7.	LONG–TERM DEBT

Credit Facility

The Company entered into a $125 million credit facility on January 7, 2020, which expires on January 7, 2025. Borrowings under the credit facility are collateralized by the Company’s oil and natural gas properties. Borrowings under the credit facility bear interest at a floating rate based on either (1) the Base Rate (as defined in the credit facility) plus the applicable margin or (2) the Eurodollar Rate plus the applicable margin. The Company amended the credit facility in 2023 resulting in a reduction of the borrowing base to $75 million. The weighted average effective interest rate as of December 31, 2023 was 8.69%. As of December 31, 2023, the Company had $52.5 million drawn on the credit facility.

Borrowings under the credit facility may not exceed a “borrowing base” determined by the lenders based on the Company’s oil and natural gas reserves. The borrowing base is subject to semiannual borrowing base redeterminations. The terms of the credit facility require monthly repayments, among other remedies, to the extent that borrowing base redeterminations cause the outstanding borrowings to exceed the availability under the credit facility.

The credit facility contains financial covenants which, among other things, set earnings before interest, taxes, depreciation, depletion, amortization, and exploration expenses to interest expense and maximum debt/total capitalization ratio coverage requirements and various other standard affirmative and negative debt covenants. The Company is in compliance with its covenants as of December 31, 2023.

In connection with obtaining the credit facility and amendments to the credit facility during 2023, the Company incurred lender’s fees and related attorney fees of approximately $0.08 million. The Company capitalized these costs and included these deferred financing costs in other assets on the accompanying consolidated balance sheet. Deferred financing costs are amortized to interest expense over the term of the credit facility using the effective interest method.

8.	ASSET RETIREMENT OBLIGATIONS

A summary of the Company’s ARO activity for the year ended December 31, 2023 is reflected in the table below (in thousands):

December 31, 2023
Asset retirement obligation, December 31, 2022	$20,294
Liabilities incurred or acquired	27
Revisions in estimated cash flows	3,856
Liabilities associated with properties sold	(1,159)
Accretion expense	754
Asset retirement obligation, December 31, 2023	23,772
Less: current portion	219
Asset retirement obligation, net of current, December 31, 2023	$23,553

9.	COMMITMENTS AND CONTINGENCIES

The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such disputes or legal actions will have a material adverse effect on the Company’s financial position or results of operations.

10.	EQUITY

The Company has two classes of equity: Series A member units comprising 100% of the voting interests, and Series B member units that are nonvoting profits interests (“Incentive Units”). The Series A units earn an 8% preferential return on original investment before cash distributions are made to the Series B units.

Incentive Units

The Amended and Restated Limited Liability Company Agreement of Revolution II WI Holding Company, LLC dated January 7, 2020 (the “Agreement”), authorizes the Company to issue 100,000 Series B Units to employees or certain nonemployees who provide services to the Company as incentive compensation.

The Agreement includes a call right on behalf of the Company.  The call right becomes exercisable upon the termination of a participant and gives the Company the option to repurchase any Series B Units held by the participant. The repurchase price under the call right will be the fair market value as of the date of exercise as determined by our Board of Directors as applicable.

As of December 31, 2023, there were 100,000 Series B units granted with no value ascribed to those units based on the terms of vesting.

11.	CONCENTRATION OF CREDIT RISK

The Company’s cash is maintained at several financial institutions. Deposits held with these institutions may exceed the amount of insurance provided on such deposits; however, the Company regularly monitors the financial stability of these financial institutions and believes that it is not exposed to any significant default risk.

The Company’s revenues are derived principally from uncollateralized sales to customers in the oil and natural gas industry; therefore, the Company’s customers may be similarly affected by changes in economic and other conditions within the industry. The Company had revenues from five purchasers, which represented a combined total of approximately 85% of total revenues for the year ended December 31, 2023. The majority of the Company’s accounts receivable from oil and natural gas sales are due from these purchasers. Expected losses are provided for currently and actual losses have been within management’s expectations.

All of the Company’s derivative contracts are with major financial institutions. Should one of these financial counterparties not perform, the Company may not realize the benefit of some of its derivative contracts and the Company could incur a loss. As of December 31, 2023, all the Company’s counterparties have performed pursuant to their derivative contracts.

12.	SUBSEQUENT EVENTS

The Company evaluated its December 31, 2023 financial statements for subsequent events through April 29, 2024, the date the financial statements were available to be issued. On February 16, 2024, Revolution Resources II, LLC, a wholly-owned subsidiary of the Company, entered into a purchase and sale agreement to sell substantially all of the Revolution Resources II, LLC’s assets to BE Anadarko II, LLC for a purchase price of $145.0 million. The transaction closed on April 17, 2024. In connection with the closing of the purchase and sale agreement, the Company’s outstanding borrowings of $58.0 million was paid in full and the borrowing base on the Credit Facility was reduced to $0.

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13.	Supplemental Information on Oil and Natural Gas Properties (Unaudited)

Oil and Gas Producing Activities

The following disclosures are made in accordance with definitions in Accounting Standards Codification (ASC) Topic 932 Extractive Industries – Oil and Gas, and the United States Securities and Exchange Commission's (SEC) final rule on "Modernization of Oil and Gas Reporting."

Oil and Gas Reserves.  Users of this information should be aware that the process of estimating quantities of "proved," "proved developed" and "proved undeveloped" crude oil, natural gas liquids (NGLs) and natural gas reserves is complex, requiring significant subjective decisions in the evaluation of available geological, engineering and economic data for each reservoir.  The data for a given reservoir may also change substantially over time as a result of numerous factors, including, but not limited to, additional development activity; evolving production history; crude oil and condensate, NGLs and natural gas prices; and continual reassessment of the viability of production under varying economic conditions.  Consequently, material revisions (upward or downward) to existing reserve estimates may occur from time to time.  Although reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statement disclosures.

Proved reserves represent estimated quantities of crude oil, NGLs and natural gas, which, by analysis of geoscience and engineering data, can be estimated, with reasonable certainty, to be economically producible from a given date forward from known reservoirs under then-existing economic conditions, operating methods and government regulations before the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation.

Proved developed reserves are proved reserves expected to be recovered under operating methods being utilized at the time the estimates were made, through wells and equipment in place or if the cost of any required equipment is relatively minor compared to the cost of a new well.

All of the oil and natural gas properties in which we have working interests and mineral and royalty interests are located within the continental U.S., within Texas and Oklahoma. Therefore, the following disclosures about our costs incurred and proved reserves are presented on a combined and consolidated basis.

No major discovery or other favorable or adverse event subsequent to December 31, 2023, is believed to have caused a material change in the estimates of net proved reserves as of that date.

The following tables set forth the Company's net proved reserves for the period ended December 31, 2023, and the changes in the net proved reserves for the period ended December 31, 2023, as estimated by Cawley, Gillespie, & Associates (“CGA”), an independent third-party reservoir engineering firm:

NET PROVED RESERVE SUMMARY

Total
NET PROVED RESERVES

Crude Oil (MBbl) (1)
Net proved reserves at December 31, 2022	12,681
Revisions of previous estimates	(391)
Extensions, discoveries and other additions	608
Sales in place	(5,737)
Production	(665)
Net proved reserves at December 31, 2023	6,495

Natural Gas Liquids (MBbl) (1)
Net proved reserves at December 31, 2022	21,933
Revisions of previous estimates	(878)
Extensions, discoveries and other additions	847
Sales in place	(11,475)
Production	(1,017)
Net proved reserves at December 31, 2023	9,409

Natural Gas (Mcf) (2)
Net proved reserves at December 31, 2022	187,170
Revisions of previous estimates	(5,774)
Extensions, discoveries and other additions	5,135
Sales in place	(110,386)
Production	(8,704)
Net proved reserves at December 31, 2023	67,441

Oil Equivalents (MBoe) (1)
Net proved reserves at December 31, 2022	65,809
Revisions of previous estimates (3)	(2,231)
Extensions, discoveries and other additions(4)	2,310
Sales in place(5)	(35,610)
Production	(3,133)
Net proved reserves at December 31, 2023	27,145

(1)	Thousand barrels or thousand barrels of oil equivalent, as applicable; oil equivalents include crude oil and condensate, NGLs and natural gas. Oil equivalents are determined using a ratio of 1.0 barrel of crude oil and condensate or NGLs to 6.0 thousand cubic feet of natural gas.
(2)	Thousand cubic feet.
(3)	Revisions of previous estimates primarily relate to increased expected future costs driven by inflation and a lower commodity price environment.
(4)	Extensions, discoveries, and other additions of 2,310 thousand barrels of oil equivalent (MBoe) of proved reserves primarily relate to drilling activities and technical evaluation of major proved areas, mainly in the Anadarko Basin.
(5)	During 2023, the Company divested 35,610 MBOE, primarily related to the divestiture of assets in Oklahoma.

Total
NET PROVED DEVELOPED RESERVES
Crude Oil (MBbl)
December 31, 2022	9,328
December 31, 2023	6,198
Natural Gas Liquids (MBbl)
December 31, 2022	16,739
December 31, 2023	9,017
Natural Gas (Mcf)
December 31, 2022	134,576
December 31, 2023	65,065
Oil Equivalents (MBoe)
December 31, 2022	48,497
December 31, 2023	26,060
NET PROVED UNDEVELOPED RESERVES
Crude Oil (MBbl)
December 31, 2022	3,353
December 31, 2023	297
Natural Gas Liquids (MBbl)
December 31, 2022	5,194
December 31, 2023	392
Natural Gas (Mcf)
December 31, 2022	52,594
December 31, 2023	2,376
Oil Equivalents (MBoe)
December 31, 2022	17,312
December 31, 2023	1,085

For the twelve-month period ended December 31, 2023, total PUDs decreased by 16,227 MBoe to 1,085 MBoe, primarily driven by the divestiture of approximately 70 PUD wells in Oklahoma. The Company added approximately 1,085 MBoe of PUDs, primarily in Oklahoma. During 2023, the Company did not transfer any PUD wells to proved developed reserves. Refer to "Reconciliation of Revisions of Previous Estimates" below for factors impacting revisions of previous estimates. All PUDs, including drilled but uncompleted wells (DUCs), are scheduled for completion within five years of the original reserve booking.

Reconciliation of Revisions of Previous Estimates. The Company engages Cawley, Gillespie, & Associates (“CGA”), an independent third-party reserve engineering firm to engineer reserves annually. CGA included a net negative revision of 100 MBoe of PUD reserves to its net proved reserves for the year ended December 31, 2023.

Revisions occur due to changes in factors such as crude oil, NGLs, and natural gas prices, well performance forecasts, marketing-related changes, changes in ownership interests, production costs, transportation costs, and gathering and processing costs, and investments in future wells and recompletions. The evaluation of such inter-related factors resulted in revisions to the Company’s net proved reserves and net PUD reserves for the year ended December 31, 2023.

Capitalized Costs Relating to Oil and Gas Producing Activities.  The following table sets forth the capitalized costs relating to the Company’s crude oil, NGLs and natural gas producing activities at December 31, 2023 (in thousands):

As of December 31, 2023
Proved properties	$146,521
Unproved properties	3,406
Total	149,927
Accumulated depreciation, depletion and amortization	(37,918)
Net capitalized costs	$112,009

Costs Incurred in Oil and Gas Property Acquisition, Exploration and Development Activities.  The acquisition, exploration and development costs disclosed in the following tables are in accordance with definitions in Accounting Standards Codification (ASC) Topic 932 Extractive Industries - Oil and Gas.

Acquisition costs include costs incurred to purchase, lease or otherwise acquire property.

Exploration costs include additions to exploratory wells, including those in progress, and exploration expenses.

Development costs include additions to production facilities and equipment and additions to development wells, including those in progress. The following table sets forth costs incurred related to the Company’s oil and gas activities for the year ended December 31, 2023 (in thousands):

Year Ended December 31, 2023
Acquisition Costs of Properties
Proved	3,864
Development Costs	31,121
Total Costs Incurred	$34,985

Results of Operations for Oil and Gas Producing Activities (1). The following table sets forth results of operations for oil and gas producing activities for the year ended December 31, 2023 (in thousands):

For the Year Ended December 31, 2023
Crude Oil and Condensate, Natural Gas Liquids and Natural Gas Revenues	$77,988
Production Costs	29,577
Production Taxes	4,291
Depreciation, Depletion and Amortization	12,187
Results of Operations Before Income Taxes	31,933
Income Tax Provision(2)	-
Results of Operations Net of Income Taxes	$31,933

(1)	Excludes gains or losses on the mark-to-market of financial commodity derivative contracts, gains or losses on sales of reserves and related assets, interest charges and general corporate expenses for the period ended December 31, 2023.
(2)	Federal income taxes have not been deducted from results of operations as each partner is separately taxed on its share of the Company’s taxable income.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves.  The following information has been developed utilizing procedures prescribed by Accounting Standards Codification (ASC) Topic 932 – Extractive Industries – Oil and Gas and based on crude oil, NGL and natural gas reserves and production. The following information may be useful for certain comparative purposes, but should not be solely relied upon in evaluating the Company or its performance. Further, information contained in the following table should not be considered as representative of future cash flows, nor should the Standardized Measure of Discounted Future Net Cash Flows be viewed as representative of the fair value of the Company.

The future cash flows presented below are based on sales prices, cost rates and statutory income tax rates in existence as of the date of the projections. It is expected that material revisions to some estimates of crude oil, NGL and natural gas reserves may occur in the future, development and production of the reserves may occur in periods other than those assumed, and actual prices realized and costs incurred may vary significantly from those used.

Management does not rely upon the following information in making investment and operating decisions.  Such decisions are based upon a wide range of factors, including estimates of probable and possible reserves as well as proved reserves, and varying price and cost assumptions considered more representative of a range of possible economic conditions that may be anticipated. Future net cash flows were calculated by applying prices in accordance with SEC guidance, which were the simple average first-of-the-month commodity prices, adjusted for location and quality differentials. The following table provides the average benchmark prices per unit, before location and quality differential adjustments, used to calculate the related reserve category:

Average benchmark price per unit:

Year Ended December 31, 2023
Crude oil (Bbl)	$78.22
Natural Gas (MMBtu)	$2.637

The following table sets forth the standardized measure of discounted future net cash flows from projected production of the Company’s oil and gas reserves for the year ended December 31, 2023 (in thousands):

Year Ended December 31, 2023
Future cash inflows (1)	$810,007
Future production costs	(377,828)
Future development costs	(49,606)
Future income taxes(2)	-
Future net cash flows	382,573
Discount to present value at 10% annual rate	(186,210)
Standardized measure of discounted future net cash flows relating to proved oil and gas reserves	$196,363

(1)	Estimated realized crude oil prices used to calculate 2023 future cash inflows was $75.13. Estimated realized NGL price used to calculate 2023 future cash inflows was $23.80. Estimated realized natural gas prices used to calculate 2023 future cash inflows was $1.45.
(2)	Federal income taxes have not been deducted from future production cash inflows in the calculation of standardized measure as each partner is separately taxed on its share of the Company’s taxable income.

Changes in Standardized Measure of Discounted Future Net Cash Flows. The following table sets forth the changes in the standardized measure of discounted future net cash flows for the period ended December 31, 2023 (in thousands):

Total
December 31, 2022	$836,599
Sales and transfers of oil and gas produced, net of production costs	(48,411)
Net changes in prices and production costs	(192,693)
Extensions, discoveries, additions and improved recovery, net of related costs	22,085
Development costs incurred	325
Revisions of estimated development cost	(10,853)
Revisions of previous quantity estimates	(51,178)
Accretion of discount	83,660
Sales of reserves in place	(442,687)
Changes in timing and other	(484)
December 31, 2023	$196,363